Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

SECURE COMPUTING CORPORATION ANNOUNCES RESIGNATION OF DIRECTOR

SAN JOSE, Calif., September 14, 2007 – Secure Computing Corporation (NASDAQ: SCUR), a leading enterprise gateway security company, today announced that Jay Chaudhry has tendered his resignation from the Company’s Board of Directors, effective immediately. Mr. Chaudhry advised the Board of Directors that he was resigning his position due to personal reasons.

“On behalf of Secure Computing, I wish to thank Jay for his service to our company, and we wish him the very best,” said John McNulty, chairman and CEO, Secure Computing. “Jay continues to be a sizable shareholder and is available for assistance to Secure Computing.”

The Company’s board has eight members following Mr. Chaudhry’s resignation.

“Secure Computing is on the right track with its market-leading product portfolio protecting the enterprise gateway,” said Jay Chaudhry. “I believe the company has a very bright future and I look forward to that opportunity becoming a reality.”

The Company also re-affirmed its guidance provided on 26th July for the third calendar quarter.

About Secure Computing:

Secure Computing (NASDAQ:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,300 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com